FORM OF
EMAIL CONFIRMATION OF RECEIPT
OF LETTER OF TRANSMITTAL
OR WITHDRAWAL LETTER

To: [Name of Eligible Participant]

From: Chris Miltenberger

Date:  _________________, 2010

Dear Eligible Participant:

This message confirms that we have received your [Letter of Transmittal][Withdrawal Letter] with respect to your participation in the Geos Communications, Inc. Offer to Exchange Series F Preferred Stock and Series H Preferred Stock and Related Warrants to Purchase Common Stock for Series I Preferred Stock and Related Warrants to Purchase Common Stock.

Thank you,

Chris Miltenberger
President, Geos Communications, Inc.